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                                                                    Exhibit 99.2



[LOGO OF HOME PRODUCTS INTERNATIONAL]
                                        FOR:  Home Products International, Inc.

                                APPROVED BY:  James R. Tennant, Chairman & CEO
                                              Home Products International, Inc.
                                              (773) 890-1010
FOR IMMEDIATE RELEASE
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                                    CONTACT:  Investor Relations:
                                              James Winslow, Executive VP & CFO
                                              Home Products International, Inc.
                                              (773) 890-1010



                        HOME PRODUCTS INTERNATIONAL, INC.
                    ANNOUNCES AMENDED SENIOR CREDIT AGREEMENT

         Chicago, IL, July 11, 2001 - Home Products International, Inc. (Nasdaq
SmallCap: HPII) ("HPI"), a diversified housewares company, announced today that it has reached an agreement with its bank group to amend the Company's senior credit agreement. On July 9th the Company announced the sale of its commercial servingware business assets for $71.3 million. Proceeds from the sale were used to pay off the Company's term debt and a portion of its revolving credit borrowings.

         As a result of the asset sale, the bank group agreed to amend all financial covenants through the remaining term of the agreement consistent with internal Company projections. In addition, the revolving line of credit was reduced from $85 million to $50 million. The agreement, which has a maturity date of May 2003, will provide sufficient availability for working capital needs. The credit facility had an outstanding balance of $21 million as of July 9, 2001.

         The Company reiterated that operating results year to date have not resulted in non-compliance with financial covenants of its credit agreement. Rather, with the previously announced sale of its commercial servingware division, the Company was able to amend its financial covenants consistent with future operating projections.

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products to all the largest national retailers.

Some of the statements made in this press release are forward-looking and concern the company's future growth, product development, markets and competitive position. While management will make its best efforts to be accurate in making these forward-looking statements, any such statements are subject to risks and uncertainties that could cause HPI's actual results to vary materially. The company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.